Exhibit 99.1

Contact:	Douglas Armer (212) 655-0220
Capital Trust Reports Second Quarter 2010 Results
NEW YORK, NY — July 27, 2010 — Capital Trust, Inc. (NYSE: CT) today reported results for the quarter ended June 30, 2010.
•	Operating Results:
•	Reported net income of $2.9 million or $0.13 per share for the second quarter.
•	Net income was driven primarily by $6.4 million of operating income, partially offset by net loan provisions and securities impairments of $4.0 million for the quarter.
•	Portfolio Performance:
•	At quarter end, the Company’s loan portfolio consisted of 134 assets with an aggregate net book value of $3.8 billion. During the second quarter, performance-related activity included:
•
Recorded $2.0 million of net provisions for loan losses on nine loans. Provisions in the second quarter of 2010 included $19.0 million of loan provisions against four loans offset by $17.0 million of recoveries associated with loan dispositions and restructurings.

•	Four loans with an aggregate outstanding principal balance of $82.4 million were added to the watch list.
•	The Company’s securities portfolio was comprised of 65 securities with an aggregate net book value of $588.4 million. During the second quarter, performance-related activity included:
•	$2.0 million of impairments recorded on four securities
•	Two securities with an aggregate book value of $9.8 million were added to the Company’s watch list.
•	Originations/Repayments/Dispositions:
•	During the quarter, the Company originated two new investments ($25.0 million face value) for its investment management vehicles and did not originate any new balance sheet investments.
•	Full and partial repayments during the second quarter totaled $67.0 million, and fundings pursuant to previously existing loan commitments totaled $700,000.

•	Recourse Debt Obligations:
•
During the second quarter, the company reduced the aggregate outstanding balance under its three repurchase agreements by $16.4 million, including net interest income redirection of $3.9 million, net collateral principal proceeds of $12.4 million and other payments pursuant to the Company’s March 2009 restructuring of $145,000.

•
The Company’s senior credit facility balance was reduced by $257,000; the result of $1.25 million of amortization payments offset by $993,000 of deferred interest accrual (the excess of 7.20% over the cash pay interest rate).

Balance Sheet
Total assets were $4.5 billion at June 30, 2010. The Company’s Interest Earning Assets, defined as Loans receivable and Securities on the Company’s balance sheet, are summarized below:
Interest Earning Assets
•	Interest earning assets totaled $4.3 billion of book value and had a weighted average yield of 3.23%.
•	$3.7 billion (86%) of the portfolio was comprised of loan investments with a weighted average yield of 2.65%.
•	$588.4 million (14%) of the portfolio was comprised of securities investments with a weighted average yield of 6.92%.
Total loan-specific reserves were $604.7 million against 23 loans with an unreserved book value of $864.6 million. 12 of the loans against which the Company booked reserves were non-performing and 11 of the loans were performing. The Company does not accrue interest on loans against which it has provisions unless collection of interest is reasonably certain.
29 loans with an aggregate book balance of $1.0 billion were categorized as watch list loans. Watch list loans are performing loans (with no credit loss provisions) that the Company aggressively monitors and manages due to increased risk of potential future non-performance and/or loss.
Net credit impairments in the securities portfolio totaled $55.7 million against 13 bonds. Additionally, mark-to-market adjustments on impaired securities charged through other comprehensive income totaled $26.0 million. The Company periodically updates its income amortization schedules to reflect changes in expected cash flows as a result of securities impairments.
14 securities with an aggregate book value of $99.5 million were identified as watch list securities. Watch list securities are securities (with no credit impairments) that the Company aggressively monitors and manages due to increased risk of potential future impairments and/or loss.

The Company had two equity investments in unconsolidated subsidiaries with an aggregate book value of $5.2 million. Both investments are co-investments in funds sponsored and managed by the Company.
Interest Bearing Liabilities
On March 16, 2009, the Company entered into a restructuring of substantially all of its recourse liabilities. Under the terms of the restructuring, $527.5 million of the Company’s recourse debt (substantially all of its secured recourse liabilities) matures in March 2011. Detailed terms of the debt restructuring are available in the Company’s SEC filings.
The book value of the Company’s Interest Bearing Liabilities totaled $4.5 billion at June 30, 2010 and were comprised of non-recourse securitized debt obligations ($3.8 billion, 85% of total), repurchase obligations ($428.5 million, 10%), borrowings under its senior credit facility ($98.7 million, 2%) and junior subordinated notes ($130.1 million, 3%). At quarter end, the Company’s $4.5 billion of Interest Bearing Liabilities carried a weighted average cash cost of 1.44% and a weighted average all-in cost of 1.65%.
During 2009 and continuing into 2010, CMBS downgrades and loan non-performance caused cash flow to the retained classes of the Company’s CDOs to be either wholly or partially redirected to amortize the balances of the senior bondholders in these CDOs. As of quarter end, the Company currently receives cash collateral management fees from all four of its CDOs but cash interest payments and dividends from only one, CDO III.
Other Items
At June 30, 2010, the Company’s GAAP shareholders’ deficit was $(293.7) million. Based on 22.4 million shares outstanding (fully diluted basis) at quarter end, book value per share was $(13.11).
GAAP shareholders’ equity declined by $3.0 million during the quarter primarily due to (i) a $2.0 million provision for loan losses, (ii) $3.8 million of non-credit-related impairments of securities, and (iii) a $4.3 million decline in the fair value of interest rate swaps.
In light of the credit reserve activity at the Company, and available tax-basis net operating losses from prior periods, it is not expected that the Company will have taxable income for 2010 and, therefore, will likely not be required to pay a dividend to continue to maintain its REIT status. Furthermore, any dividend payment is subject to the terms of the debt restructuring and would be payable, to the maximum extent possible, in stock (in lieu of cash).
Current and prospective sources of liquidity, as of June 30, 2010, include unrestricted cash ($26.5 million), net operating cash flow, as well as principal payments and asset disposition proceeds. Prospective uses of liquidity include operating expenses, interest expense, debt repayments, unfunded loan commitments ($1.5 million), and capital commitments to the Company’s managed funds ($16.3 million).

Investment Management
All of the Company’s investment management activities are conducted through its wholly-owned, taxable, investment management subsidiary, CT Investment Management Co., LLC (“CTIMCO”). CTIMCO’s management activities include: (i) managing its parent, Capital Trust, Inc., (ii) CDO collateral management: CTIMCO is the collateral manager for five CDOs, which are consolidated on the Company’s balance sheet as variable interest entities, (iii) special servicing: CTIMCO is the named special servicer on $2.6 billion of loans, and (iv) private equity fund management: at June 30, 2010, CTIMCO managed five private equity funds and one separate account with total investments of $1.2 billion and undeployed equity commitments of approximately $694.8 million. Three of these funds and the separate account have ended their investment periods and are liquidating in the ordinary course of business. The other funds, CT Opportunity Partners I (“CTOPI”) and CT High Grade Partners II (“High Grade II”), are currently investing and capitalized with $540 million and $667 million of total equity commitments, respectively. Capital Trust, Inc. has committed to invest $25.0 million as a limited partner in CTOPI, of which $8.7 million has already been funded and $16.3 million remains undrawn. The Company does not have a co-investment in High Grade II.
Revenues from third party investment management fees totaled $3.2 million in the second quarter of 2010 on a gross basis, which amount is adjusted down by $1.1 million due to a retroactive amendment to the Company’s management agreement with CTOPI. In addition, inter-company fees of $264,000 were eliminated in the consolidation of CTIMCO.

Comparison of Results of Operations: Three Months Ended June 30, 2010 vs. June 30, 2009
(in thousands, except per share data)

	2010	2009	$ / % Change	% Change
Income from loans and other investments:
Interest and related income	$39,428	$30,575	$8,853	29.0%
Less: Interest and related expenses	31,653	20,244	11,409	56.4%

Income from loans and other investments, net	7,775	10,331	(2,556)	(24.7%)

Other revenues:
Management fees from affiliates	924	2,929	(2,005)	(68.5%)
Servicing fees	1,226	155	1,071	691.0%
Other interest income	97	8	89	—%

Total other revenues	2,247	3,092	(845)	(27.3%)

Other expenses:
General and administrative	4,504	4,503	1	—%
Depreciation and amortization	5	7	(2)	(28.6%)

Total other expenses	4,509	4,510	(1)	—%

Total other-than-temporary impairments of securities	(3,848)	(4,000)	152	(3.8%)
Portion of other-than-temporary impairments of securities recognized in other comprehensive income	1,852	—	1,852	N/A
Impairment of goodwill	—	(2,235)	2,235	(100.0%)
Impairment of real estate held-for-sale	—	(899)	899	(100.0%)

Net impairments recognized in earnings	(1,996)	(7,134)	5,138	(72.0%)

Provision for loan losses	(2,010)	(7,730)	5,720	(74.0%)
Gain on extinguishment of debt	463	—	463	100.0%
Income (loss) from equity investments	932	(445)	1,377	N/A

Income (loss) before income taxes	2,902	(6,396)	9,298	N/A
Income tax provision	—	—	—	N/A

Net income (loss)	$2,902	$(6,396)	$9,298	N/A

Net income (loss) per share — diluted	$0.13	$(0.29)	$0.42	N/A

Dividend per share	$0.00	$0.00	$0.00	N/A

Average LIBOR	0.32%	0.37%	(0.05%)	(14.7%)
Income from loans and other investments, net
As discussed in Note 2 to the Company’s consolidated financial statements, recent accounting guidance has required the Company to consolidate additional entities beginning January 1, 2010. As a result, an increase in interest earning assets of $2.0 billion from June 30, 2009 to June 30, 2010 resulted in a material increase in interest income for the second quarter of 2010 compared to the second quarter of 2009. Similarly, an increase in interest bearing liabilities of $2.6 billion resulted in a material increase in interest expense for the second quarter of 2010 compared to the second quarter of 2009. In addition, an increase in non-performing loans and a decrease in average LIBOR contributed to a decrease in net interest income during the second quarter of 2010 compared to the second quarter of 2009.
Management fees from affiliates
Base management fees from the Company’s investment management business decreased $2.0 million, or 69%, during the second quarter of 2010 compared to the second quarter of 2009. The decrease was attributed primarily to a decrease of $2.1 million in fees from CTOPI due to an amendment to the management agreement with the fund, partially offset by increased fees at CT High Grade II due to additional investment activity.

Servicing fees
Servicing fees increased $1.1 million during the second quarter of 2010 compared to the second quarter of 2009. The increase in fees was primarily due to fees for modifications to loans for which the Company is named special servicer.
General and administrative expenses
General and administrative expenses include personnel costs, operating expenses, professional fees and, for the second quarter of 2010, $510,000 of expenses associated with newly consolidated VIEs, as described in Note 2 to the Company’s consolidated financial statements. Excluding expenses from newly consolidated VIEs, general and administrative expenses decreased 11% between the second quarter of 2010 and the second quarter of 2009 due to lower personnel costs (including stock-based compensation), and lower professional fees and other operating costs.
Net impairments recognized in earnings
During the second quarter of 2010, the Company recorded a gross other-than-temporary impairment of $3.8 million on four Securities that had an adverse change in cash flow expectations. Of this amount, $1.9 million (the amount considered fair value adjustments in excess of credit impairment) was included in other comprehensive income, resulting in a net $2.0 million impairment (the amount considered credit impairment) included in earnings.
During the second quarter of 2009, the Company similarly recorded a gross other-than-temporary impairment of $4.0 million on one Security, of which all $4.0 million was included in earnings. During the second quarter of 2009, the Company also recorded an other-than-temporary impairment of $899,000 on our Real Estate Held-for-Sale to reflect the property at fair value and a $2.2 million impairment of goodwill related to its June 2007 acquisition of a healthcare loan origination platform.
Provision for loan losses
During the second quarter of 2010, the Company recorded an aggregate $2.0 million provision for loan losses. This net provision included $19.0 million of provisions against four loans, offset by $17.0 million of recoveries of four loans that had previously been impaired. These recoveries include $7.0 million on two loans held by consolidated VIEs. During the second quarter of 2009, the Company recorded an aggregate $7.7 million provision for loan losses against four loans.
Gain on extinguishment of debt
During the second quarter of 2010, the Company recorded a $463,000 gain on the extinguishment of debt due to realized losses from collateral assets held by consolidated securitization trusts. The Company recorded no such gains in 2009.
Income (loss) from equity investments
The income from equity investments during the second quarter of 2010 resulted primarily from the Company’s $1.0 million share of income from CTOPI, primarily due to fair value adjustments on the underlying investments in the fund. The loss from equity investments during the second quarter of 2009 resulted primarily from the Company’s share of losses from CTOPI, also primarily due to fair value adjustments on the underlying investments.
Income tax provision
The Company did not record an income tax provision in the second quarter of 2010 or 2009.
Dividends
The Company did not pay any dividends in the second quarter of 2010 or 2009.

******
The Company will conduct a management conference call at 10:00 a.m. Eastern Time on Wednesday, July 28, 2010 to discuss second quarter 2010 results. Interested parties can access the call toll free by dialing (800) 895-0231 or 785-424-1054 for international participants. The conference ID is “CAPITAL.” A recorded replay will be available from noon on Wednesday, July 28, 2010 through midnight on Wednesday, August 11, 2010. The replay call number is (800) 688-9445 or (402) 220-1371 for international callers.
Forward-Looking Statements
This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to future financial results and business prospects. The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, the success of the Company’s debt restructuring and its ability to meet the amortization required thereby, demands on liquidity, the impact of the current turmoil in the financial markets, the continued deterioration in the commercial real estate market, the continued credit performance of the Company’s loan and CMBS investments, its asset/liability mix, the effectiveness of the Company’s hedging strategy and the rate of repayment of the Company’s portfolio assets and the impact of these events on the Company’s cash flow, as well as other risks indicated from time to time in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances.
About Capital Trust
Capital Trust, Inc. is a real estate finance and investment management company that specializes in credit sensitive structured financial products. To date, the Company’s investment programs have focused primarily on loans and securities backed by commercial real estate assets, and the Company has executed its business both as a balance sheet investor and as an investment manager. Capital Trust is a real estate investment trust traded on the New York Stock Exchange under the symbol “CT.” The Company is headquartered in New York City.

Capital Trust, Inc. and Subsidiaries
Consolidated Balance Sheets
June 30, 2010 and December 31, 2009
(in thousands except per share data)

	June 30,	December 31,
	2010	2009
	(unaudited)
Assets

Cash and cash equivalents	$26,495	$27,954
Securities held-to-maturity	17,695	17,332
Loans receivable, net	717,598	766,745
Loans held-for-sale, net	5,488	—
Equity investments in unconsolidated subsidiaries	5,181	2,351
Accrued interest receivable	2,591	3,274
Deferred income taxes	1,711	2,032
Prepaid expenses and other assets	6,959	8,391

Subtotal	783,718	828,079

Assets of Consolidated Variable Interest Entities (“VIEs”)
Securities held-to-maturity	570,722	697,864
Loans receivable, net	3,125,398	391,499
Loans held-for-sale, net	—	17,548
Real estate held-for-sale	12,055	—
Accrued interest receivable and other assets	10,990	1,645

Subtotal	3,719,165	1,108,556

Total assets	$4,502,883	$1,936,635

Liabilities & Shareholders’ Deficit

Liabilities:
Accounts payable and accrued expenses	$7,943	$8,228
Repurchase obligations	428,489	450,137
Senior credit facility	98,665	99,188
Junior subordinated notes	130,112	128,077
Participations sold	288,447	289,144
Interest rate hedge liabilities	4,344	4,184

Subtotal	958,000	978,958

Non-Recourse Liabilities of Consolidated VIEs
Accounts payable and accrued expenses	4,718	1,798
Securitized debt obligations	3,801,225	1,098,280
Interest rate hedge liabilities	32,600	26,766

Subtotal	3,838,543	1,126,844

Total liabilities	4,796,543	2,105,802

Shareholders’ deficit:
Class A common stock $0.01 par value 100,000 shares authorized, 21,907 and 21,796 shares issued and outstanding as of June 30, 2010 and December 31, 2009, respectively (“class A common stock”)	219	218
Restricted class A common stock $0.01 par value, 59 and 79 shares issued and outstanding as of June 30, 2010 and December 31, 2009, respectively (“restricted class A common stock” and together with class A common stock, “common stock”)	1	1
Additional paid-in capital	559,267	559,145
Accumulated other comprehensive loss	(57,585)	(39,135)
Accumulated deficit	(795,562)	(689,396)

Total shareholders’ deficit	(293,660)	(169,167)

Total liabilities and shareholders’ deficit	$4,502,883	$1,936,635

Capital Trust, Inc. and Subsidiaries
Consolidated Statements of Operations
Three and Six Months Ended June 30, 2010 and 2009
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Income from loans and other investments:
Interest and related income	$39,428	$30,575	$79,398	$63,814
Less: Interest and related expenses	31,653	20,244	62,905	41,512

Income from loans and other investments, net	7,775	10,331	16,493	22,302

Other revenues:
Management fees from affiliates	924	2,929	3,940	5,809
Servicing fees	1,226	155	2,737	1,334
Other interest income	97	8	105	136

Total other revenues	2,247	3,092	6,782	7,279

Other expenses:
General and administrative	4,504	4,503	9,241	12,959
Depreciation and amortization	5	7	10	14

Total other expenses	4,509	4,510	9,251	12,973

Total other-than-temporary impairments of securities	(3,848)	(4,000)	(39,835)	(18,646)
Portion of other-than-temporary impairments of securities recognized in other comprehensive income	1,852	—	18,015	5,624
Impairment of goodwill	—	(2,235)	—	(2,235)
Impairment of real estate held-for-sale	—	(899)	—	(2,233)

Net impairments recognized in earnings	(1,996)	(7,134)	(21,820)	(17,490)

Provision for loan losses	(2,010)	(7,730)	(54,227)	(66,493)
Valuation allowance on loans held-for-sale	—	—	—	(10,363)
Gain on extinguishment of debt	463	—	463	—
Income (loss) from equity investments	932	(445)	1,302	(2,211)

Income (loss) before income taxes	2,902	(6,396)	(60,258)	(79,949)
Income tax provision (benefit)	—	—	293	(408)

Net income (loss)	$2,902	$(6,396)	$(60,551)	$(79,541)

Per share information:
Net income (loss) per share of common stock:
Basic	$0.13	$(0.29)	$(2.71)	$(3.56)

Diluted	$0.13	$(0.29)	$(2.71)	$(3.56)

Weighted average shares of common stock outstanding:
Basic	22,344,552	22,368,539	22,340,071	22,327,895

Diluted	22,667,326	22,368,539	22,340,071	22,327,895